Exhibit 5.2

September 30, 2015

Block Financial LLC

H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Re:	Offering of 4.125% Notes due 2020 and 5.250% Notes due 2025

Ladies and Gentlemen:

We have acted as counsel to Block Financial LLC, a Delaware limited liability company (the “Issuer”), and H&R Block, Inc., a Missouri corporation (the “Guarantor” and together with the Issuer, the “Companies”), in connection with the offer and sale by the Issuer of (i) $650.0 million in aggregate principal amount of the Issuer’s 4.125% Notes due 2020 and (ii) $350.0 million in aggregate principal amount of the Issuer’s 5.250% Notes due 2025 (collectively, the “Notes”) and the related guarantee thereof by the Guarantor (the “Guarantee”) endorsed on the Notes, pursuant to the Underwriting Agreement dated September 25, 2015 (the “Underwriting Agreement”) among the Issuer, the Guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for themselves and as representatives of the underwriters listed in Schedule A thereto.

In so acting, we have reviewed originals or copies (certified or otherwise identified to our satisfaction) of (i) the Underwriting Agreement; (ii) the Registration Statement on Form S-3 (File No. 333-206790) filed with the U.S. Securities and Exchange Commission on September 4, 2015 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”); (iii) the prospectus dated September 4, 2015 (the “Base Prospectus”), which forms a part of the Registration Statement; (iv) the prospectus supplement dated September 25, 2015 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”) (v) the Indenture dated as of October 20, 1997 (the “Original Indenture”), among Block Financial Corporation, as predecessor to the Issuer, the Guarantor, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as trustee (the “First Trustee”); (vi) the First Supplemental Indenture, dated as of April 18, 2000 (the “First Supplemental Indenture”), among Block Financial Corporation, as predecessor to the Issuer, the Guarantor, the First Trustee and The Bank of New York, as separate trustee under the Original Indenture in respect of the Company’s 8.50% notes due 2007; (vii) the Second Supplemental Indenture, dated as of September 30, 2015 (the “Second Supplemental Indenture”), among the Issuer, the Guarantor, the First Trustee and U.S. Bank National Association, as separate trustee under the Original Indenture in respect of the Notes, (viii) the Officers’ Certificate of the Issuer dated as of 30, 2015, establishing the terms of the Notes (the Officers’ Certificate, together with the Original Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental

Block Financial LLC

H&R Block, Inc.

September 30, 2015

Indenture, collectively, the “Indenture”); (ix) an executed copy of the global note representing the Notes and the Guarantee endorsed on the Notes; and (x) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and other representatives of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions set forth below, and we have assumed that such certificates and other documents and responses to our inquiries are true and correct as of the date hereof, without independent investigation on our part.

In issuing this opinion letter, with your permission, we have assumed, without independent investigation on our part, that (a) each agreement, certificate, document, instrument, record and paper (as used in this paragraph, each, a “document”) reviewed by us as an original is authentic; (b) each document reviewed by us as a certified, conformed, telecopied or photostatic copy conforms to the original of such document and each such original is authentic; (c) all signatures appearing on the documents reviewed by us are genuine; (d) all natural persons who have signed, or will sign, any document reviewed by us had, or will have, as the case may be, the legal capacity and competency to do so at the time of such signature; (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the documents by the Guarantor); (f) each of the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture is in full force and effect and has not been terminated; and (g) all Notes will be issued and sold in compliance with the applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing, and subject to the assumptions and qualifications set forth in this opinion letter, we are of the opinion as of this date that:

1. The Guarantor is a corporation validly existing under the laws of the State of Missouri, with the corporate power and authority to enter into and perform its obligations under the Indenture and the Guarantee with respect to the Notes.

2. The Guarantor has duly authorized, executed and delivered the Indenture and the Guarantee with respect to the Notes.

The opinions expressed herein are given as of the date hereof only with respect to the present status of the laws of the State of Missouri (excluding the statutes, ordinances, rules and regulations of counties, towns, municipalities and special political subdivisions of the State of Missouri), and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the transactions contemplated by the Underwriting Agreement.

We consent to your filing this opinion letter as an exhibit to the Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the

Block Financial LLC

H&R Block, Inc.

September 30, 2015

provisions of the Securities Act. This opinion letter is rendered solely for your benefit in connection with the above matter and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act, but may not be relied upon in any manner by any other person without our prior written consent.

Very truly yours,

STINSON LEONARD STREET LLP

/s/ Stinson Leonard Street LLP